Exhibit 99.2

Transcript: OCC –Q2 2022 Earnings Conference Call – 6/13/22 10:00 AM

C O R P O R A T E   P A R T I C I P A N T S

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

P R E S E N T A T I O N

Operator

Good morning. My name is Gretchen, and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation second quarter 2022 earnings conference call. (Operator Instructions) Please note, this call may be recorded.

It is now my pleasure to turn today's program over to Mr. Palash. Please, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you, Gretchen. Good morning, and thank you all for participating on Optical Cable Corporation's second quarter of fiscal year 2022 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning, everyone. I will begin today's call with a few opening remarks. Tracy will then review the second quarter results for the three-month and six-month periods ended April 30, 2022 in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call today.

Our second quarter results reflect the OCC team's continued execution in a dynamic market that is experiencing pressures from inflation, labor shortages and supply chain constraints, which tempered production volumes and impacted net sales.

Yet as a result of the OCC team's execution, we were able to deliver a solid top line performance this quarter, with net sales in the second quarter increasing over 19% sequentially from the first quarter of this year and over 9% year-over-year compared to the second fiscal quarter of 2021. We were also able to deliver strong gross profit performance.

I would also add that we are pleased that our sales order backlog and forward load continue to be at high levels, higher than typical. This reflects strong demand as we execute our growth strategies and build on our strong competitive position.

We also continue to focus on controlling expenses as supply chain and labor market constraints that affected our results are starting to show signs of easing. OCC remains well positioned to capture the growing opportunities in the cabling and connectivity industry. At OCC, we have differentiated core strengths and capabilities that not only enable us to offer top-tier solutions, products, application and technical expertise, but also to successfully compete against much larger competitors.

Transcript: OCC –Q2 2022 Earnings Conference Call – 6/13/22 10:00 AM

Moreover, our enviable market position, brand recognition and the loyalty of our customers and end users helps us service a broad diverse geographic footprint, with OCC selling into approximately 50 countries each year. We appreciate the opportunity to meet the evolving and unique needs of our customers, installers, specifiers and end users.

As we look ahead to the second half of fiscal 2022, our team is focused on continuing to drive growth in our targeted markets, providing customers with our full suite of mission-critical cabling and connectivity products and solutions. We are also continuing our efforts to operate efficiently and effectively, increase production volumes and meet strong product demand.

Moving forward, we remain committed to leveraging our core strengths and capabilities, and executing our strategies and initiatives to create long-term value for shareholders.

And with that, I'll turn the call over to Tracy, who will review in additional detail our second quarter fiscal year 2022 financial results.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil. Consolidated net sales for the second quarter of fiscal 2022 increased 9.3% to $17.2 million compared to net sales of $15.7 million for the same period last year. Sequentially, net sales increased 19.1% in the second quarter of fiscal year 2022 compared to net sales of $14.4 million for the first quarter of fiscal year 2022.

Consolidated net sales for the first half of fiscal 2022 were $31.6 million, an increase of 14.6% compared to net sales of $27.6 million for the same period last year.

During the second quarter and first half of fiscal 2022, we experienced an increase in net sales in both the enterprise and specialty markets, including the wireless carrier market, compared to the same period last year.

As Neil mentioned, our sales order backlog/forward load continues to be at higher than typical levels and product demand is robust with demand for our products increasing during the second quarter and first half of fiscal year 2022.

Production volumes were tempered during the second quarter and first half of fiscal year 2022 by supply chain and labor constraints, impacting net sales. At this time, we believe labor constraints are beginning to show signs of easing in the third quarter of fiscal year 2022.

Turning to gross profit. Our gross profit increased 4.4% to $5 million in the second quarter of fiscal 2022 compared to gross profit of $4.8 million in the second quarter of fiscal 2021. Sequentially, gross profit increased 24.4% in the second quarter of fiscal year 2022 compared to gross profit of $4 million for the first quarter of fiscal year 2022.

Gross profit margin, or gross profit as a percentage of net sales, was 29.3% in the second quarter of fiscal 2022 compared to 30.6% for the same period last year.

Gross profit was $9.1 million in the first half of fiscal 2022, an increase of 27.4% compared to $7.1 million in the first half of fiscal 2021. Gross profit margin increased to 28.7% in the first half of fiscal 2022 compared to 25.8% in the first half of fiscal 2021.

The year-over-year decrease in gross profit margin when comparing the second quarter of fiscal 2022 to the second quarter of fiscal 2021 was primarily due to rapid inflation causing increases in costs of raw materials for sales orders accepted prior to raw material cost increases.

Our gross profit margins tend to be higher when the Company achieves higher net sales levels, as certain fixed manufacturing costs are spread over higher sales. This operating leverage, which is beneficial at higher sales levels, positively impacted our gross profit margins in the first half of fiscal year 2022, but was partially offset by the impact of increasing costs of raw materials.

SG&A expenses increased to $5 million during the second quarter of fiscal 2022 compared to $4.6 million for the same period last year. SG&A expenses as a percentage of net sales were 29.3% in the second quarter of fiscal 2022 compared to 29.2% in the second quarter of fiscal 2021.

SG&A expenses increased to $9.8 million during the first half of fiscal 2022 compared to $8.9 million from the same period last year. SG&A expenses as a percentage of net sales were 31% in the first half of fiscal 2022 compared to 32.2% in the first half of fiscal 2021.

Transcript: OCC –Q2 2022 Earnings Conference Call – 6/13/22 10:00 AM

The increase in SG&A expenses during the second quarter and first half of fiscal 2022 compared to the same periods last year was primarily the result of net increases in employee and contracted sales personnel-related costs.

OCC recorded a net loss of $228,000, or $0.03 per basic and diluted share, for the second quarter of fiscal 2022, compared to net income of $3.4 million, or $0.45 per basic and diluted share, for the second quarter of fiscal 2021.

OCC recorded a net loss of $1.2 million, or $0.16 per basic and diluted share, for the first half of fiscal 2022, compared to net income of $1.2 million, or $0.17 per basic and diluted share, for the first half of fiscal 2021.

As of April 30, 2022, we had a $2.2 million receivable for the Employee Retention Tax Credit still to be refunded, which we received in May 2022.

With that, I'll turn the call back to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now if any analysts or institutional investors have any questions, we're happy to answer them. Gretchen, if you could please indicate the instructions for our participants to call in any questions they may have, I'd appreciate it. Again, we're only taking live questions from analysts and institutional investors.

Q U E S T I O N S   A N D   A N S W E R S

Operator

(Operator Instructions) It appears we have no questions at this time. I will now turn the program back over to our speakers for any additional or closing remarks.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Aaron, I know we've had some questions submitted by some noninstitutional shareholders. Do you want to go through those and we'll answer them?

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Sure. So first question, while I appreciate that product mix and inflation play an important role here, I was wondering if you could comment on whether the efficiency improvements at your Roanoke plant have increased operational leverage/shifted your cost structure?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron. Yes, we have been very focused on making improvements in efficiency, and it has increased our operating leverage. We've looked at process improvements as well as how products move through the plant in order to increase that efficiency.

That said, our margins are still impacted by product mix, which can vary sometimes significantly from quarter-to-quarter. This year, what's been impacting our gross profit has been the inflation and also labor availability of -- labor availability issues.

The higher volume we get through the plant, the more efficient we are and the better our gross profits are. We've said before and have been talking about our sales order backlog is high. And when we receive those orders, and we've committed to a price, we honor that price even though we may have received subsequent raw material increases, and that's part of what Tracy was describing earlier.

Also, as you would imagine, when you have supply chain constraints that can also affect how the plant is run efficiently. So in the second quarter and the gross profit margin that we were able to deliver, very pleased with that, given these other matters that are impacting and putting some downward pressure on gross profit. And also as we see volume increase and some of the labor issues ease, I would expect over time that those margins would improve.

Transcript: OCC –Q2 2022 Earnings Conference Call – 6/13/22 10:00 AM

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay. Great. Next question, could you comment on potential opportunities you see for the Company both directly related to the build-out and the derivative effects a more expansive broadband network may have on demand for products?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Yes. I mean, generally, our market targets tend to be enterprise, private markets as well as specialty markets that are private networks. We have, as you all know, had a fair amount of success in the fiber to the antenna market, which is outside of that area. And we've also had some products and some sales that have touched on the broadband market. We're constantly evaluating markets and opportunities to use our products to expand sales. We have in the private network space, certainly had success, that had been impacted by the broadband initiatives that are currently going on.

Aaron Palash Joele Frank, Wilkinson Brimmer Katcher - IR

Okay. Given the labor shortage, the Company has been dealing with over the past months, and the increased demand for skilled labor sales growth may lead to, could you comment on how you're thinking about the hiring of skilled versus internal training trade-off?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Yes. Thank you. We've been very fortunate at OCC to have folks that are well tenured. And while we have seen an increase in some turnover during these last quarters, it's been less than what we've heard others have been experiencing, and we benefit from that.

We do always try to find production employees that maybe have some relevant experience to what their paths will be here. But if the question is implying that we would hire someone temporarily just to kind of come in from a skilled standpoint, that's harder to do. We definitely have–no matter how experienced someone is in manufacturing–have to go through internal training, because a lot of our setup and controls are proprietary.

And so it takes time to make sure that even if someone was an experienced cable operator in manufacturing, by way of example, that they learn what our processes are in order to make our products.

So always looking at this, we've been looking at very creative ideas to help minimize this. As we've said, we are seeing some easing in the labor constraints and hope that continues. And we think we will see some of that some benefit of those easings in the third quarter.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Terrific. Last question. Do you have an update on manufacturing or substation product development?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Well, as our shareholders know, OCC has a history of making adjustments and improvements of the products when we see an opportunity to better serve our customers' needs and have continued to do that. We also are fortunate to have an engineering team that is able to come up with some unique concepts, so we've been able to patent.

We don't talk about our ongoing product development opportunities specifically. And so I'm not going to do that here. But I will say that we continue to have a presence in manufacturing and industrial applications, and that's one of the things that we are definitely known for and our customer base appreciates.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. That was the last question.

Transcript: OCC –Q2 2022 Earnings Conference Call – 6/13/22 10:00 AM

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Thank you, Aaron. I appreciate it. I want to thank everyone for listening to our second quarter fiscal year 2022 conference call today. As always, we appreciate your time and your interest in Optical Cable Corporation. I hope everyone has a good day. Thank you.

Operator

This does conclude today's program. Thank you for your participation. You may now disconnect.